Exhibit 99.1

                        ADDVANTAGE TECHNOLOGIES GROUP, INC.
                  REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

* Second quarter 2004 sales of $11.7 million, up 36% versus second quarter 2003 sales of $8.6 million.
* Second quarter 2004 GAAP earnings of $1.2 million, or $0.12 per share, versus second quarter 2003 earnings of $739,409, or $0.07 per share, an increase of 64%.
* Second quarter 2004 sales and GAAP earnings also increased sequentially over first quarter 2004.

     Broken Arrow, Oklahoma, May 4, 2004--ADDvantage Technologies Group, Inc. (AMEX:AEY) today reported that second quarter earnings of $1.2 million, or $0.12 per share, increased by 64% from 2003 second quarter earnings of $739,409, or $0.07 per share. Sales of $11.7 million in the second quarter increased by 36% from the same period last year. Summarizing the second quarter results, Ken Chymiak, ADDvantage President and CEO, concluded, "We are pleased with the response of the market to our business model as a Value Added Reseller and Master Distributor for Scientific-Atlanta ("SFA") at our Tulsat subsidiary and the increased sales as a VAR of Motorola ("MOT") broadband and transmission products at our NCS subsidiary. Historically, the first quarter of each calendar year, business is soft as the major cable operators are reviewing their capital expenditures for the entire year."

     "The ability to deliver products from our inventory enables our Company to respond to immediate and emergency orders from many of the large Multiple System Operators ("MSOs"). Our inventory is the driver for our record sales and revenues. While visibility into the timing of new orders remains somewhat limited, we believe, based on our quotes and conversations with our customers, our third and fourth quarters should remain strong," commented David Chymiak, ADDvantage's Chairman of the Board.

ADDVANTAGE TECHNOLOGIES GROUP, INC. (AMEX: AEY), through its subsidiaries, TULSAT, Lee Enterprise, NCS Industries, ComTech Services, TULSAT-Texas, and TULSAT-Atlanta distribute new and refurbished cable television ("CATV") equipment, and operate repair centers at each location. Tulsat is a Value Added Reseller (VAR) and a Master Distributor for Scientific-Atlanta legacy products and is a distributor for most of their other products. NCS is a VAR for Motorola broadband and transmission products and national distributor for PROMAX test equipment. The Company is also a distributor for other companies such as Blonder-Tongue, Standard Electronics, Videotek, Quintech Electronics, and Corning Gilbert, among others. In addition to selling new, excess and refurbished cable television equipment throughout North America and other regions, they operate repair centers specializing in many different Original Equipment Manufacturer (OEM) products. Tulsat is also a 3rd Party Authorized Repair Center for select Scientific-Atlanta products and ComTech Services is an authorized Alpha warranty repair center. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.


                      ADDvantage Technologies Group, Inc.
                          Statement of Operations
                                (Unaudited)

                                 Three Months Ended         Six Months Ended
                                     March 31,                  March 31,
                                 2004         2003          2004        2003
                                 ----         ----          ----        ----
Revenues                      $11,654,041 $ 8,570,726  $22,946,541 $16,267,704

Operating Income              $ 2,420,755 $ 1,679,132  $ 4,654,678 $ 3,327,736

Net Income Applicable
  to Common Stock             $ 1,213,626 $   739,409  $ 2,296,796 $ 1,443,584

Net Income Per Share
  of Common Stock
      Basic                   $       .12 $       .07  $       .23 $       .14
      Diluted                 $       .11 $       .07  $       .21 $       .14

Shares Used in Computing
  Net Income Per Share:
      Basic                    10,035,613  10,010,414   10,023,463  10,007,298
      Diluted                  12,107,469  12,010,414   12,095,451  12,007,298



Contact:  ADDvantage Technologies Group, Inc., Broken Arrow
          Ken Chymiak     (9l8) 25l-2887
          David Chymiak   (9l8) 25l-2887
          Dee Cooper      (9l8) 25l-9l2l